Exhibit 99.1

Thursday, November 11, 2010

Advant-e Corporation Announces Third Quarter 2010 Results

Company Reports Record Revenue and Net Income; Net Income Increase

of 37% and Revenue Increase of 10% over Third Quarter of 2009

DAYTON, Ohio, November 11, 2010 — Advant-e Corporation (OTC Bulletin Board: ADVC) today announced financial and operating results for the third quarter of 2010. The Company provides Internet-based Electronic Data Interchange services through Edict Systems, Inc. and sells electronic document management software and services through Merkur Group, Inc. Edict Systems and Merkur Group are wholly owned subsidiaries of Advant-e Corporation.

For the third quarter of 2010 the Company reported revenue of $2,380,510, a 10% increase, compared to revenue of $2,158,016 in the third quarter of 2009. Revenue from Edict Systems increased by $204,554, and revenue from Merkur Group increased by $17,940.

Net income for the third quarter of 2010 was $434,231, or $.006 per share, a 37% increase compared to net income of $316,678, or $.005 per share, for the same period in 2009.

Jason K. Wadzinski, Chairman of the Board and Chief Executive Officer, remarked, “We achieved record revenue and record net income in the third quarter of 2010 on the strength of double-digit revenue growth from our Internet-based EDI services in the grocery and automotive sectors. This quarter marks our 29th consecutive profitable quarter. Merkur Group contributed to our profitability despite operating in a difficult sales environment.”

“We are continuing to direct much of our energy to growth opportunities in the health care and manufacturing industries, where potential customers have shown interest in our service offerings,” continued Mr. Wadzinski. “At the same time, we expect continued growth in our core grocery and automotive markets.”

“I want to extend my thanks to all of our employees and business partners for their continuing efforts in helping us achieve this record-setting quarter.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is advant-e@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
Revenue	$2,380,510	2,158,016	6,918,147	6,514,265
Cost of revenue	913,522	858,522	2,769,072	2,688,352

Gross margin	1,466,988	1,299,494	4,149,075	3,825,913
Marketing, general and administrative expenses	803,341	801,355	2,478,280	2,526,143

Operating income	663,647	498,139	1,670,795	1,299,770
Other income (expense), net	(2,964)	(3,376)	(959)	2,459

Income before income taxes	660,683	494,763	1,669,836	1,302,229
Income tax expense	226,452	178,085	571,486	439,611

Net income	$434,231	316,678	1,098,350	862,618

Earnings per share – basic and diluted	$.006	.005	.016	.013

Weighted average shares outstanding – basic and diluted	66,722,590	66,746,560	66,722,590	66,919,220

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30, 2010 (Unaudited)	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$3,353,328	2,713,996
Accounts receivable, net	746,909	634,055
Prepaid software maintenance costs	194,241	162,507
Prepaid expenses and deposits	56,178	75,519
Prepaid income taxes	—	39,798
Deferred income taxes	167,588	139,144

Total current assets	4,518,244	3,765,019
Software development costs, net	267,937	149,956
Property and equipment, net	250,970	312,821
Goodwill	1,474,615	1,474,615
Other intangible assets, net	265,686	329,220

Total assets	$6,777,452	6,031,631

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$103,845	115,546
Dividend payable	667,226	1,334,452
Accrued salaries and other expenses	322,612	146,699
Income taxes payable	35,901	—
Deferred revenue	707,691	582,298

Total current liabilities	1,837,275	2,178,995
Deferred income taxes	250,215	261,024

Total liabilities	2,087,490	2,440,019

Shareholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 66,722,590 shares issued and outstanding at September 30, 2010; 66,951,010 shares issued and 66,722,590 shares outstanding at December 31, 2009	66,723	66,951
Paid-in capital	1,936,257	1,964,221
Retained earnings	2,686,982	1,588,632
Treasury stock at cost, 228,420 shares at December 31, 2009	—	(28,192)

Total shareholders’ equity	4,689,962	3,591,612

Total liabilities and shareholders’ equity	$6,777,452	6,031,631

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$1,098,350	862,618
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	158,995	190,127
Amortization of software development costs	30,669	61,338
Amortization of other intangible assets	63,534	63,534
Loss on disposal of property and equipment	4,688	—
Deferred income taxes	(39,253)	(78,107)
Purchases of trading securities	—	(99,922)
Proceeds from sales of trading securities	—	327,193
Net unrealized gain on trading securities	—	(34,546)
Net realized loss on sales of securities	—	39,996
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(112,854)	(13,448)
Prepaid software maintenance costs	(31,734)	(9,468)
Prepaid expenses and deposits	19,341	(19,308)
Prepaid income taxes	39,798	(21,295)
Accounts payable	(11,701)	(63,356)
Accrued salaries and other expenses	175,913	16,868
Income taxes payable	35,901	—
Deferred revenue	125,393	6,637

Net cash flows from operating activities	1,557,040	1,228,861

Cash flows from investing activities:
Purchases of property and equipment	(101,832)	(88,550)
Software development costs	(148,650)	(60,705)

Net cash flows from investing activities	(250,482)	(149,255)

Cash flows from financing activities:
Purchase of treasury shares	—	(48,273)
Dividends paid	(667,226)	—

Net cash flows from financing activities	(667,226)	(48,273)

Net increase in cash and cash equivalents	639,332	1,031,333
Cash and cash equivalents, beginning of period	2,713,996	2,090,005

Cash and cash equivalents, end of period	$3,353,328	3,121,338

Supplemental disclosures of cash flow items:
Income taxes paid	$535,000	539,013
Non-cash transaction: retirement of shares	28,192	623

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.